Exhibit 5.1

Our ref	MHY/752169-000001/14831471v1
Direct tel	+852 3690 7473
Email	mindy.ho@maples.com

So-Young International Inc.
Block E, Rosin Technology Center

No. 34 Chuangyuan Road

Chaoyang District, Beijing, 100012

People’s Republic of China

14 June 2019

Dear Sirs

So-Young International Inc.

We have been asked to render this opinion in our capacity as counsel as to Cayman Islands law to So-Young International Inc. (the “Company”) in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about 14 June 2019 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the Securities Act of 1933, as amended (the “Act”) of an aggregate amount of 12,326,806 Class A ordinary shares of par value US$0.0005 each in the share capital of the Company (the “Shares”) for issuance pursuant to the Company’s Second Amended and Restated 2018 Share Plan (the “Plan”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plan. We have also reviewed copies of the ninth amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 27 March 2019 and became effective on 6 May 2019 (the “Memorandum and Articles”), and the corporate authorisations of the Company in connection with the Plan and the issue of the Shares by the Company (the “Resolutions”) and have assumed that the Shares will be issued in accordance with the Plan and the resolutions authorising their issue.

It is our opinion that the Shares to be issued by the Company have been duly and validly authorised, and when issued, sold and paid for in the manner described in the Plan and in accordance with the resolutions adopted by the Board of Directors of the Company (or any individual or committee to whom the Board of Directors have delegated their powers with respect to administration of the Plan) and when appropriate entries have been made in the Register of Members of the Company, will be legally issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

These opinions are subject to the qualification that under the Companies Law (2018 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2018 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear.  An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the Memorandum and Articles and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below, and (g) upon the issue of any Shares, the Company will receive consideration which shall be equal to at least the par value of such Shares.

This opinion letter is to and for the benefit solely of the addressee and may not be relied upon by any other person for any purpose.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP